Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Elizabeth Owen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com

LEVI STRAUSS & CO. REPORTS THIRD-QUARTER 2022 FINANCIAL RESULTS; UPDATES FULL YEAR OUTLOOK
REPORTED NET REVENUES OF $1.5B INCREASED 1%, AND 7% IN CONSTANT-CURRENCY VS. Q3 2021
DILUTED EPS WAS $0.43; ADJUSTED DILUTED EPS WAS $0.40
EXPECTS FISCAL 2022 REPORTED NET REVENUES GROWTH OF 6.7-7.0%; 11.5-12% IN CONSTANT-CURRENCY
ADJUSTED DILUTED EPS OUTLOOK OF $1.44-$1.49 INCLUDES ADDITIONAL $0.05 FX IMPACT

SAN FRANCISCO (October 6, 2022) – Levi Strauss & Co. (NYSE: LEVI) today announced financial results for the third quarter ended August 28, 2022. The Company reported net revenues growth of 1%, or 7% on a constant-currency basis, compared to the third quarter of 2021, driven by growth in its direct-to-consumer business and increases across the U.S., Asia and Latin America. On a constant-currency basis, Levi's brand net revenues grew 6% and Dockers brand net revenues grew 13% compared to the prior year.
The continued strength of the company’s brands offset macroeconomic pressure in Europe and in the U.S., and currency headwinds globally. Continued supply chain disruption, primarily in the U.S., also resulted in estimated missed sales of approximately $30 to $40 million, or 2% to 3% of growth. Given more modest expectations for the fourth quarter, the company has reduced its financial outlook for fiscal year 2022. Despite these near-term challenges, the company believes it remains well positioned to achieve its long-term growth plan.
“Despite a more challenging environment, we delivered solid third quarter results. The Levi's brand grew 6% in constant-currency, hitting a 10- year record third quarter sales result,” said Chip Bergh, president and chief executive officer of Levi Strauss & Co. “While we expect the macroeconomic backdrop to remain unpredictable over the next few quarters, our strong brands, diversified business model and proven team position us to deliver on our long-term objectives. We have separated ourselves from the competition by making the right moves in challenging times, and this environment is no different. We will operate with discipline and lean into our strengths to further expand our lead for the years to come.”
Financial Highlights for the Third-Quarter
•Reported net revenues of $1.5 billion increased 1%, and 7% on a constant-currency basis versus Q3 2021, driven by growth in the Levi's® and Dockers® brands
•Gross margin was 56.9%; Adjusted gross margin was 56.9%, 60 basis points below Q3 2021
•Operating margin was 13.1%; Adjusted EBIT margin was 12.4%, down from 14.8% in Q3 2021
•Net income was $173 million; Adjusted net income was $161 million, compared to $197 million in Q3 2021
•Diluted EPS was $0.43; Adjusted diluted EPS was $0.40, including an adverse currency exchange impact of $0.04
•Company returned approximately $74 million in capital to shareholders

“We delivered healthy results in the third quarter, growing net revenues by 7% in constant-currency, while protecting the bottom line to deliver adjusted diluted EPS ahead of expectations,” said Harmit Singh, chief financial officer of Levi Strauss & Co. “We have taken swift and decisive action to successfully navigate the dynamic operating environment. We are controlling discretionary spending, while maintaining our commitment to invest strategically to capitalize on our long-term growth opportunities. The strength of our brands around the globe, our diversified business model and our proven operational excellence give us confidence in our ability to manage though the industry’s near-term challenges, while achieving our long-term growth and value-creation objectives.”
Highlights include:

	Three Months Ended		Increase (Decrease) As Reported	Nine Months Ended		Increase As Reported
($ millions, except per-share amounts)	August 28, 2022	August 29, 2021		August 28, 2022	August 29, 2021
Net revenues	$1,517	$1,498	1%	$4,580	$4,079	12%
Net income	$173	$193	(11)%	$419	$401	4%
Adjusted net income	$161	$197	(18)%	$467	$431	8%
Adjusted EBIT	$188	$222	(15)%	$571	$510	12%
Diluted earnings per share(1)	$0.43	$0.47	(4)¢	$1.03	$0.97	6¢
Adjusted diluted earnings per share(1)	$0.40	$0.48	(8)¢	$1.15	$1.05	10¢
(1) Note: per share increase compared to prior year displayed in cents

Third-Quarter 2022 Details:
•Net revenues of $1.5 billion increased 1% on a reported basis, and 7% on a constant-currency basis which excludes $76 million in unfavorable currency impacts.
–DTC net revenues increased 2% compared to Q3 2021, or 8% on a constant-currency basis, driven by constant-currency company-operated e-commerce growth of 16%. As a percentage of third quarter company net revenues, sales from DTC stores and e-commerce comprised 29% and 6%, respectively, for a total of 35%.
–Wholesale net revenues increased 1% versus Q3 2021, and 6% on a constant-currency basis, reflecting global demand for the Levi's® brand.
–The company’s global digital net revenues grew 9% compared to the same period in the prior year and comprised approximately 21% of third quarter fiscal 2022 net revenues.
•Gross profit was $863 million compared to $862 million in the same quarter of the prior year. Gross margin was 56.9% of net revenues versus 57.6% in the prior year. Adjusted gross margin, was 56.9%, down 60 basis points compared to the same period in the prior year. Unfavorable currency exchange accounted for approximately half of the decline, while the balance reflects the impact of higher product costs and lower full-priced sales, partially offset by price increases and favorable channel mix.
•Selling, general and administrative (SG&A) expenses were $664 million compared to $646 million in the same quarter of the prior year. Adjusted SG&A was $675 million compared to $640 million in the same quarter of the prior year. As a percentage of net revenues, Adjusted SG&A was 44.5%, 180 basis points above the prior year period, reflecting higher distribution expenses and ongoing strategic investments in IT and our direct-to-consumer business.
•Operating income was $199 million compared to $216 million in the same quarter of the prior year due to the factors described above. Adjusted EBIT was $188 million compared to $222 million in the same quarter of the prior year due to lower Adjusted gross margins and higher Adjusted SG&A expenses, which were partially offset by higher net revenues. As a result, Adjusted EBIT margin was 12.4%, 240 basis points below the third quarter of 2021 on a reported basis, and 200 basis points lower on a constant-currency basis.

•Below the operating line, interest and other expenses, which include foreign exchange losses, were $13 million compared to $13 million in the prior year. The effective income tax rate was 7.2% for the third quarter, compared to 4.8% in the same quarter of the prior year. The lower effective tax rate relative to the company’s updated full year outlook for mid-teens was driven by the planned execution of certain tax related transactions.
•Net income was $173 million compared to $193 million in the same quarter of the prior year, primarily due to the decrease in operating income described above. Adjusted net income was $161 million compared to $197 million in the same quarter of the prior year. The decrease was due to the lower operating income described above.
•Diluted earnings per share was $0.43 compared to $0.47 in the same quarter of the prior year. Adjusted diluted earnings per share was $0.40 compared to $0.48 in the same quarter of the prior year. This quarter's figure includes an adverse foreign currency impact of $0.04 per share.
Additional information regarding Adjusted gross margin, Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income, Adjusted diluted earnings per share, as well as amounts presented on a constant-currency basis, all of which are non-GAAP financial measures, is provided at the end of this press release.
Third-Quarter Segment Overview
Reported net revenues and operating income for the quarter are set forth in the table below:

	Net Revenues			Operating Income(1)
	Three Months Ended		% Increase (Decrease)	Three Months Ended		% Increase (Decrease)
($ millions)	August 28, 2022	August 29, 2021		August 28, 2022	August 29, 2021
Americas	$805	$782	3%	$177	$198	(11)%
Europe	$390	$479	(19)%	$84	$139	(39)%
Asia	$221	$162	36%	$20	$(16)	221%
Other Brands	$101	$74	37%	$2	$5	(51)%
(1) Segment operating income is equal to segment Adjusted EBIT.

•In the Americas, net revenues grew 3% on reported and constant-currency bases, driven primarily by growth in our DTC channels. DTC net revenues increased 7% driven by our company-operated mainline and outlet stores. Wholesale net revenues grew 1%, driven by growth of the Levi’s® brand in the U.S. and in Latin America. Digital net revenues grew 24% and represented 20% of the segment's sales in the quarter.
Operating income for the segment decreased due to lower gross margins and higher SG&A expenses, partially offset by higher net revenues.
•In Europe, net revenues decreased 19% on a reported basis. On a constant-currency basis, net revenues declined 9%, including a 4% negative impact from the suspension of our business in Russia. DTC net revenues decreased 21% on a reported basis and 14% on a constant-currency basis. Wholesale net revenues decreased 16% on a reported basis and 5% on a constant-currency basis, reflecting the ongoing macroeconomic challenges in the region. Net revenues through all digital channels declined 18% and represented 24% of the segment's sales in the quarter.
Operating income for the segment decreased due to lower net revenues and gross margins and higher SG&A expenses as a percentage of net revenues.

•In Asia, net revenues increased 36% on a reported basis and 53% on a constant-currency basis. The increase in net revenues was driven by both our wholesale and DTC channels and most markets outside of China. DTC net revenues increased 33% on a reported basis and 50% on a constant-currency basis, driven by strength in our company-operated mainline and outlet stores and e-commerce. Wholesale net revenues increased 39% on a reported basis and 55% on a constant-currency basis, driven by strength in India, among other markets. Net revenues through all digital channels grew 13% and represented 17% of the segment's sales in the quarter.
Operating income for the segment increased due to higher net revenues and gross margins and lower SG&A expenses as a percentage of net revenues.
•For Other Brands, Dockers® and Beyond Yoga® combined, net revenues increased 37% on a reported basis and 44% on a constant-currency basis. The Dockers® brand was up 7% on a reported basis and 13% on a constant-currency basis reflecting growth across channels, while the acquisition of Beyond Yoga®, contributed incremental net revenues of approximately $22 million. Other Brands operating income decreased due to investments to expand Beyond Yoga®.
Year-to-date 2022 results are included in the company's Quarterly Report on Form 10-Q for the quarter ended August 28, 2022.
Balance Sheet Review as of August 28, 2022
•Cash and cash equivalents were $499 million and short-term investments were $101 million, while total liquidity was approximately $1.4 billion.
•The company’s leverage ratio was 1.1 as compared to 1.6 at the end of the third quarter of fiscal 2021.
•Total inventories increased 43% compared to the end of the corresponding prior year period. The primary drivers of the increase are approximately one third relating to COGS inflation and the normalization of last year’s unusually low inventory level. Another third of the increase relates to intentional earlier receipts of core inventory to mitigate supply chain risks and the U.S. implementation of a new ERP system. The final third was driven by an increase of goods in transit. Core product, which can be sold across multiple future seasons, represented approximately 2/3 of total inventories. The company remains comfortable with the quality and composition of inventories.
Additional information regarding leverage ratio, which is a non-GAAP financial measure, is provided at the end of this press release.
Shareholder Returns
The company returned approximately $74 million to shareholders in the third quarter, including:
•Dividends of $48 million, representing a dividend of $0.12 per share, up nearly 50% from prior year, and
•Share repurchases of $26 million, reflecting 1.5 million shares retired.
As of August 28, 2022, the company had $724 million remaining under its current share repurchase authorization, which has no expiration date.

Guidance
As a result of the significant incremental currency headwinds from the stronger U.S. dollar, as well as a more cautious outlook for North America and Europe due to macroeconomic conditions and ongoing supply chain disruptions, the company has adjusted its expectations for fiscal year 2022:
•Reported net revenues growth of 6.7% to 7.0%, representing 11.5% to 12% net revenues growth on a constant-currency basis.
•Adjusted diluted EPS of $1.44 to $1.49, inclusive of incremental FX headwinds of $0.05 since last reporting in July.
Despite the near-term adjustments to its FY22 outlook, the company believes it remains well positioned to achieve the long-term outlook it provided in conjunction with its 2022 Investor Day in June. The company plans to share additional details during its investor conference call. The company's outlook assumes no significant worsening of the COVID-19 pandemic, inflationary pressures, supply chain disruptions or further worsening currency impacts.
Investor Conference Call
To access the conference call, please pre-register on https://register.vevent.com/register/BIfdd8f38bd11e411494c7814d2d78ee74 and you will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/fz57czms. A replay of the webcast will be available on http://investors.levistrauss.com starting approximately two hours after the event and archived on the site for one quarter.

About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, Denizen® and Beyond Yoga® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,100 brand-dedicated stores and shop-in-shops. Levi Strauss & Co.'s reported 2021 net revenues were $5.8 billion. For more information, go to http://levistrauss.com, and for company news and announcements go to http://investors.levistrauss.com.
Forward Looking Statements
This press release and related conference call contain, in addition to historical information, forward-looking statements, including statements related to: future financial results, including the company's expectations for the fourth quarter and full fiscal year 2022 net revenues, gross margin, adjusted EBIT margins, tax rate, adjusted diluted earnings per share, adjusted free cash flow, and capital expenditures; the continued impact of the COVID-19 pandemic on the company's business; inflationary pressures; fluctuations in foreign currency exchange rates; global economic conditions; supply chain constraints; investments in high growth initiatives; future dividend payments; future share repurchases; future shareholder return; efforts to diversify product categories, distribution channels and geographies; and achievement of our environmental, social and governance initiatives. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for fiscal year 2021 and its Quarterly Reports on Form 10-Q for the quarters ended February 27, 2022 and August 28, 2022, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release and related conference call. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release and related conference call to reflect circumstances existing after the date of this press release and related conference call or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Non-GAAP Financial Measures
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, the company uses certain non-GAAP financial measures, such as Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, Adjusted free cash flow and return on invested capital to provide investors with additional useful information about its financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. The tables found below present Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted net income margin (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, Adjusted free cash flow, and return on invested capital, and corresponding reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Certain items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities; (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES” below for reconciliation to the most comparable GAAP financial measures. A reconciliation of non-GAAP forward looking information to the corresponding GAAP measures cannot be provided without unreasonable efforts due to the challenge in quantifying various items including but not limited to, the effects of foreign currency fluctuations, taxes, and any future restructuring, restructuring-related, severance and other charges.
Constant-currency
The company reports certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates used to translate the company's operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the company is a global company, foreign currency exchange rates used for translation may have a significant effect on its reported results. In general, the company's financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which it conducts its business. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations.
The company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of its results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered as an alternative or substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

The company calculates constant-currency amounts by translating local currency amounts in the prior-year period at actual foreign exchange rates for the current period. Constant-currency results do not eliminate the transaction currency impact, which primarily include the realized and unrealized gains and losses recognized from the measurement and remeasurement of purchases and sales of products in a currency other than the functional currency. Additionally, gross margin is impacted by gains and losses related to the procurement of inventory, primarily products sourced in EUR and USD, by the company's global sourcing organization on behalf of its foreign subsidiaries.
Source: Levi Strauss & Co. Investor Relations
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	August 28, 2022	November 28, 2021

	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$498,887	$810,266
Short-term investments in marketable securities	100,521	91,550
Trade receivables, net	660,382	707,625
Inventories	1,292,302	897,950
Other current assets	227,942	202,510
Total current assets	2,780,034	2,709,901
Property, plant and equipment, net	546,759	502,562
Goodwill	365,227	386,880
Other intangible assets, net	287,727	291,332
Deferred tax assets, net	566,068	573,114
Operating lease right-of-use assets, net	994,229	1,103,705
Other non-current assets	359,154	332,575
Total assets	$5,899,198	$5,900,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	690,322	524,838
Accrued salaries, wages and employee benefits	229,287	274,700
Accrued sales returns and allowances	179,901	209,364
Short-term operating lease liabilities	238,967	245,369
Other accrued liabilities	527,115	615,347
Total current liabilities	1,865,592	1,869,618
Long-term debt	963,505	1,020,700
Postretirement medical benefits	45,066	51,439
Pension liabilities	146,804	155,218
Long-term employee related benefits	104,170	108,544
Long-term operating lease liabilities	892,740	969,482
Other long-term liabilities	52,322	59,407
Total liabilities	4,070,199	4,234,408

Commitments and contingencies

Stockholders’ Equity:
Common stock — $0.001 par value; 1,200,000,000 Class A shares authorized, 97,762,452 shares and 97,567,627 shares issued and outstanding as of August 28, 2022 and November 28, 2021, respectively; and 422,000,000 Class B shares authorized, 297,755,270 shares and 302,209,813 shares issued and outstanding, as of August 28, 2022 and November 28, 2021, respectively	396	400
Additional paid-in capital	609,619	584,774
Accumulated other comprehensive loss	(409,293)	(394,387)
Retained earnings	1,628,277	1,474,874
Total stockholders’ equity	1,828,999	1,665,661
Total liabilities and stockholders’ equity	$5,899,198	$5,900,069

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the third quarter of fiscal 2022 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	August 28, 2022	August 29, 2021	August 28, 2022	August 29, 2021

	(Dollars in thousands, except per share amounts) (Unaudited)
Net revenues	$1,517,150	$1,497,582	$4,579,861	$4,079,155
Cost of goods sold	654,269	635,427	1,918,349	1,706,770
Gross profit	862,881	862,155	2,661,512	2,372,385
Selling, general and administrative expenses	663,753	645,845	2,151,986	1,872,497
Operating income	199,128	216,310	509,526	499,888
Interest expense	(7,654)	(18,118)	(16,262)	(61,361)
Loss on early extinguishment of debt	—	—	—	(30,338)
Other (expense) income, net	(5,178)	4,847	16,723	5,220
Income before income taxes	186,296	203,039	509,987	413,409
Income tax expense	13,339	9,706	91,445	12,853
Net income	$172,957	$193,333	$418,542	$400,556
Earnings per common share attributable to common stockholders:
Basic	$0.44	$0.48	$1.05	$1.00
Diluted	$0.43	$0.47	$1.03	$0.97
Weighted-average common shares outstanding:
Basic	397,114,612	402,957,370	398,098,161	401,526,123
Diluted	402,917,852	413,105,419	405,072,746	411,480,981

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the third quarter of fiscal 2022 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	August 28, 2022	August 29, 2021	August 28, 2022	August 29, 2021

	(Dollars in thousands) (Unaudited)
Net income	$172,957	$193,333	$418,542	$400,556
Other comprehensive (loss) income, before related income taxes:
Pension and postretirement benefits	2,140	261	6,366	5,944
Derivative instruments	45,631	34,613	75,493	21,877
Foreign currency translation losses	(52,441)	(29,877)	(77,579)	(14,518)
Unrealized (losses) gains on marketable securities	(2,938)	1,916	(13,347)	6,351
Total other comprehensive (loss) income, before related income taxes	(7,608)	6,913	(9,067)	19,654
Income tax benefit related to items of other comprehensive (loss) income	(7,503)	(7,241)	(5,839)	(10,025)
Comprehensive income, net of income taxes	$157,846	$193,005	$403,636	$410,185

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the third quarter of fiscal 2022 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Three Months Ended August 28, 2022
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at May 29, 2022	$397	$592,827	$1,529,290	$(394,182)	$1,728,332
Net income	—	—	172,957	—	172,957
Other comprehensive loss, net of tax	—	—	—	(15,111)	(15,111)
Stock-based compensation and dividends, net	—	15,169	(52)	—	15,117
Employee stock purchase plan	—	2,473	—	—	2,473
Repurchase of common stock	(1)	—	(26,419)	—	(26,420)
Tax withholdings on equity awards	—	(850)	—	—	(850)
Cash dividends declared ($0.12 per share)	—	—	(47,499)	—	(47,499)
Balance at August 28, 2022	$396	$609,619	$1,628,277	$(409,293)	$1,828,999

	Nine Months Ended August 28, 2022
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at November 28, 2021	$400	$584,774	$1,474,874	$(394,387)	$1,665,661
Net income	—	—	418,542	—	418,542
Other comprehensive loss, net of tax	—	—	—	(14,906)	(14,906)
Stock-based compensation and dividends, net	2	45,910	(52)	—	45,860
Employee stock purchase plan	—	6,946	—	—	6,946
Repurchase of common stock	(6)	—	(138,056)	—	(138,062)
Tax withholdings on equity awards	—	(28,011)	—	—	(28,011)
Cash dividends declared ($0.32 per share)	—	—	(127,031)	—	(127,031)
Balance at August 28, 2022	$396	$609,619	$1,628,277	$(409,293)	$1,828,999

	Three Months Ended August 29, 2021
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at May 30, 2021	$402	$583,702	$1,281,407	$(431,489)	$1,434,022
Net Income	—	—	193,333	—	193,333
Other comprehensive loss, net of tax	—	—	—	(328)	(328)
Stock-based compensation and dividends, net	—	16,579	(35)	—	16,544
Employee stock purchase plan	—	1,854	—	—	1,854
Tax withholdings on equity awards	—	(3,379)	—	—	(3,379)
Cash dividends declared ($0.08 per share)	—	—	(32,160)	—	(32,160)
Balance at August 29, 2021	$402	$598,756	$1,442,545	$(431,817)	$1,609,886

	Nine Months Ended August 29, 2021
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity

	(Dollars in thousands) (Unaudited)
Balance at November 29, 2020	$398	$626,243	$1,114,280	$(441,446)	$1,299,475
Net Income	—	—	400,556	—	400,556
Other comprehensive loss, net of tax	—	—	—	9,629	9,629
Stock-based compensation and dividends, net	4	46,677	(35)	—	46,646
Employee stock purchase plan	—	5,575	—	—	5,575
Tax withholdings on equity awards	—	(79,739)	—	—	(79,739)
Cash dividends declared ($0.18 per share)	—	—	(72,256)	—	(72,256)
Balance at August 29, 2021	$402	$598,756	$1,442,545	$(431,817)	$1,609,886

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the third quarter of fiscal 2022 are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	August 28, 2022	August 29, 2021

	(Dollars in thousands) (Unaudited)
Cash Flows from Operating Activities:
Net income	$418,542	$400,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,933	105,575
Property, plant, equipment, right-of-use asset, goodwill impairments, and early lease terminations	47,652	12,847
Loss on early extinguishment of debt	—	30,338
Stock-based compensation	45,860	46,646
Provision for (benefit from) deferred income taxes	(1,706)	(71,044)
Other, net	31,440	16,112
Net change in operating assets and liabilities	(449,398)	(42,178)
Net cash provided by operating activities	210,323	498,852
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(196,781)	(108,431)
Payments on settlement of forward foreign exchange contracts not designated for hedge accounting	(20,628)	(18,533)
Payments to acquire short-term investments	(70,346)	(89,072)
Proceeds from sale, maturity and collection of short-term investments	60,691	89,368
Other investing activities, net	—	(1,076)
Net cash used for investing activities	(227,064)	(127,744)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt, net of issuance costs	—	489,337
Repayments of long-term debt including debt extinguishment costs	—	(820,000)
Other short-term borrowings, net	2,559	(10,460)
Repurchase of common stock	(140,652)	—
Tax withholdings on equity awards	(28,011)	(79,739)
Dividend to stockholders	(127,031)	(72,256)
Other financing activities, net	5,405	3,506
Net cash used for financing activities	(287,730)	(489,612)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(6,904)	(2,112)
Net decrease in cash and cash equivalents and restricted cash	(311,375)	(120,616)
Beginning cash and cash equivalents, and restricted cash	810,580	1,497,648
Ending cash and cash equivalents, and restricted cash	499,205	1,377,032
Less: Ending restricted cash	(318)	(407)
Ending cash and cash equivalents	$498,887	$1,376,625

Noncash Investing and Financing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$50,358	$42,563
Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$19,906	$30,715
Cash paid for income taxes during the period, net of refunds	83,883	50,089

The notes accompanying the consolidated financial statements in the company's Form 10-Q for the third quarter of fiscal 2022 are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE THIRD QUARTER OF 2022
The following information relates to non-GAAP financial measures and should be read in conjunction with the investor call held on October 6, 2022, discussing the company’s financial condition and results of operations as of and for the quarter ended August 28, 2022. Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income, Adjusted diluted earnings per share, net debt, Adjusted free cash flow, return on invested capital, constant-currency net revenues, constant-currency Adjusted EBIT and leverage ratio are not financial measures prepared in accordance with GAAP. As used in this press release: (1) Adjusted gross profit, represents gross profit excluding COVID-19 and acquisition related inventory charges and Adjusted gross margin, represents Adjusted gross profit as a percentage of net revenues; (2) Adjusted SG&A represents SG&A less charges related to changes in fair value on cash-settled stock-based compensation, COVID-19 related charges, acquisition and integration related charges, impairment charges and early termination gains, and restructuring and restructuring related charges, severance and other, net; (3) Adjusted EBIT represents net income excluding income tax expense, interest expense, other expense (income), net, loss on early extinguishment of debt, impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, acquisition and integration related charges, impairment charges and early termination gains, and restructuring and restructuring related charges, severance and other, net, and Adjusted EBIT margin as Adjusted EBIT as a percentage of net revenues; (4) Adjusted EBITDA represents Adjusted EBIT excluding depreciation and amortization expense; (5) Adjusted net income represents net income excluding charges related to the impact of changes in fair value on cash-settled stock-based compensation, loss on early extinguishment of debt, COVID-19 related inventory costs and other charges, net with a COVID-19 government subsidy gain, acquisition and integration related charges, impairment charges and early termination gains, and restructuring and restructuring related charges, severance and other, net, and tax impact of adjustments and Adjusted net income margin as Adjusted net income as a percentage of net revenues; (6) Adjusted diluted earnings per share represents Adjusted net income per weighted-average number of diluted common shares; (7) net debt represents total debt, excluding finance leases, less cash and cash equivalents and short-term investments in marketable securities; (8) leverage ratio represents total debt, excluding finance leases, divided by the last twelve months of Adjusted EBITDA; (9) Adjusted free cash flow represents cash from operating activities less purchases of property, plant and equipment; (10) return on invested capital represents the trailing four quarters of earnings before interest and after taxes (Adjusted net income plus interest expense and income tax expense less an income tax adjustment) divided by the average trailing five quarters of total invested capital (total debt plus shareholders' equity less cash and short-term investments); (11) constant-currency net revenues represents net revenues without the impact of foreign currency exchange rate fluctuations; (12) constant-currency Adjusted EBIT represents Adjusted EBIT without the impact of foreign currency exchange rate fluctuations; (13) constant-currency Adjusted net income represents Adjusted net income without the impact of foreign currency exchange rate fluctuations; and (14) constant-currency Adjusted diluted earnings per share represents Adjusted diluted earnings per share without the impact of foreign currency exchange rate fluctuations.

Adjusted Gross Profit:

	Three Months Ended		Nine Months Ended
	August 28, 2022	August 29, 2021	August 28, 2022	August 29, 2021

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Gross profit	$862.9	$862.2	$2,661.5	$2,372.4

Non-GAAP measure:
Gross profit	$862.9	$862.2	$2,661.5	$2,372.4
COVID-19 related inventory costs(1)	—	(0.7)	1.4	(15.1)
Acquisition related charges(2)	—	—	2.0	—
Adjusted gross profit	$862.9	$861.5	$2,664.9	$2,357.3
Adjusted gross margin	56.9%	57.5%	58.2%	57.8%
_____________
(1)For the three-month and nine-month periods ended August 29, 2021, the reductions in COVID-19 related inventory charges are primarily related to reductions in our estimate of adverse fabric purchase commitments, initially recorded in the second quarter of 2020.
(2)Acquisition related charges include the inventory markup above historical carrying value associated with the Beyond Yoga acquisition.

Adjusted SG&A:

	Three Months Ended		Nine Months Ended
	August 28, 2022	August 29, 2021	August 28, 2022	August 29, 2021

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Selling, general and administrative expenses	$663.8	$645.9	$2,152.0	$1,872.5

Non-GAAP measure:
Selling, general and administrative expenses	$663.8	$645.9	$2,152.0	$1,872.5
Impact of changes in fair value on cash-settled stock-based compensation	—	(0.9)	(0.6)	(3.4)
COVID-19 related charges(1)	—	(5.7)	(3.9)	1.2
Acquisition and integration related charges	(1.5)	—	(4.6)	—
Impairment charges and early termination gains, net(2)	7.6	—	(43.5)	—
Restructuring and restructuring related charges, severance and other, net(3)	5.5	0.4	(5.2)	(23.4)
Adjusted SG&A	$675.4	$639.7	$2,094.2	$1,846.9
_____________
(1)For the three-month period ended August 29, 2021, the COVID-19 related charges primarily include impairment charges of certain retail store related assets. For the nine-month period ended August 29, 2021, the net reduction in COVID-19 related charges is primarily reductions in allowances related to customer receivables partially offset with impairment charges of certain retail store related assets.
(2)For the three-month period ended August 28, 2022, impairment charges and early termination gains, net includes a $7.6 million gain on the early termination of store leases, related to the Russia-Ukraine crisis. For the nine-month period ended August 28, 2022, impairment charges and early termination gains, net include $4.1 million of property, plant and equipment, $11.6 million of goodwill and $35.4 million of certain store right-of-use assets, net of a $7.6 million gain on the early termination of store leases, related to the Russia-Ukraine crisis.
(3)For the three-month period ended August 28, 2022, the reduction in restructuring and restructuring related charges, severance and other, net mainly represents reductions in charges related to the Russia-Ukraine crisis previously estimated to be payable as of the second quarter of 2022. For the nine-month period ended August 28, 2022, restructuring and restructuring related charges, severance and other, net includes $5.6 million of charges related to the Russia-Ukraine crisis. Other, net includes charges related to an international customs audit, transaction and deal related costs.

Adjusted EBIT and Adjusted EBITDA:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	August 28, 2022	August 29, 2021	August 28, 2022	August 29, 2021	August 28, 2022	August 29, 2021

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net income	$172.9	$193.3	$418.5	$400.6	$571.4	$457.3

Non-GAAP measure:
Net income	$172.9	$193.3	$418.5	$400.6	$571.4	$457.3
Income tax expense	13.3	9.7	91.4	12.8	105.3	8.1
Interest expense	7.7	18.1	16.3	61.4	27.8	87.3
Other expense (income), net	5.2	(4.8)	(16.7)	(5.2)	(14.9)	8.9
Loss on early extinguishment of debt	—	—	—	30.3	6.2	30.3
Impact of changes in fair value on cash-settled stock-based compensation(1)	—	0.9	0.6	3.4	1.4	4.5
COVID-19 related inventory costs and other charges(2)	—	5.0	5.3	(16.3)	11.9	(19.3)
Acquisition and integration related charges(3)	1.5	—	6.6	—	14.3	—
Impairment charges and early termination gains, net(4)	(7.6)	—	43.5	—	43.5	—
Restructuring and restructuring related charges, severance and other, net(5)	(5.5)	(0.4)	5.2	23.4	6.3	46.7
Adjusted EBIT	$187.5	$221.8	$570.7	$510.4	$773.2	$623.8
Depreciation and amortization(6)	39.2	35.5	114.7	105.2	151.5	140.8
Adjusted EBITDA	$226.7	$257.3	$685.4	$615.6	$924.7	$764.6
Adjusted EBIT margin	12.4%	14.8%	12.5%	12.5%
_____________
(1)Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.
(2)For the three-month period ended August 29, 2021, the COVID-19 related inventory costs and other charges recognized mainly represents impairment charges of certain retail store related assets. For the nine-month period ended August 29, 2021, the net reduction in COVID-19 related inventory costs and other charges mainly represents reductions in COVID-19 related inventory charges, as a result of reductions in our estimate of adverse fabric purchase commitments and allowances related to customer receivables, partially offset by incremental impairment costs in response to the global pandemic.
(3)Acquisition and integration related charges includes the inventory markup above historical carrying value, as well as SG&A expenses associated with the Beyond Yoga acquisition.
(4)For the three-month period ended August 28, 2022, impairment charges and early termination gains, net includes a $7.6 million gain on the early termination of store leases related to the Russia-Ukraine crisis. For the nine-month period ended August 28, 2022, impairment charges and early termination gains, net include $4.1 million of property, plant and equipment, $11.6 million of goodwill and $35.4 million of certain store right-of-use assets, net of a $7.6 million gain on the early termination of store leases related to the Russia-Ukraine crisis.
(5)For the three-month period ended August 28, 2022, the reduction in restructuring and restructuring related charges, severance and other, net mainly represents reductions in charges related to the Russia-Ukraine crisis previously estimated to be payable as of the second quarter of 2022. For the nine-month period ended August 28, 2022, restructuring and restructuring related charges, severance and other, net includes $5.6 million of net charges related to the Russia-Ukraine crisis. Other, net includes charges related to an international customs audit, transaction and deal related costs.
(6)Depreciation and amortization amount net of amortization included in Restructuring and restructuring related charges, severance and other, net.

Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	August 28, 2022	August 29, 2021	August 28, 2022	August 29, 2021	August 28, 2022	August 29, 2021

	(Dollars in millions, except per share amounts)
	(Unaudited)
Most comparable GAAP measure:
Net income	$172.9	$193.3	$418.5	$400.6	$571.4	$457.3

Non-GAAP measure:
Net income	$172.9	$193.3	$418.5	$400.6	$571.4	$457.3
Impact of changes in fair value on cash-settled stock-based compensation(1)	—	0.9	0.6	3.4	1.4	4.5
Loss on early extinguishment of debt	—	—	—	30.3	6.2	30.3
COVID-19 related inventory costs and other charges, net(2)	—	5.0	(7.2)	(16.3)	(0.6)	(19.3)
Acquisition and integration related costs(3)	1.5	—	6.6	—	14.3	—
Impairment charges and early termination gains, net(4)	(7.6)	—	43.5	—	43.5	—
Restructuring and restructuring related charges, severance and other, net(5)	(5.5)	(0.4)	5.2	23.4	6.3	46.7
Pension settlement losses	—	—	—	—	—	14.7
Tax impact of adjustments(6)	0.1	(1.4)	0.1	(10.2)	(5.5)	(21.7)
Adjusted net income	$161.4	$197.4	$467.3	$431.2	$637.0	$512.5

Adjusted net income margin	10.6%	13.2%	10.2%	10.6%
Adjusted diluted earnings per share	$0.40	$0.48	$1.15	$1.05
_____________
(1)Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.
(2)For the nine-month period ended August 28, 2022, the net reduction primarily reflects a payment received from the German government as reimbursement for COVID-19 losses incurred in prior years.
For the three-month period ended August 29, 2021, the COVID-19 related inventory costs and other charges recognized mainly represents impairment charges of certain retail store related assets. For the nine-month period ended August 29, 2021, the net reduction in COVID-19 related inventory costs and other charges recognized mainly represents reductions in COVID-19 related inventory charges, as a result of reductions in our estimate of adverse fabric purchase commitments and allowances related to customer receivables partially offset with incremental impairment charges of certain retail store related assets.
(3)Acquisition and integration related charges includes the inventory markup above historical carrying value, as well as SG&A expenses associated with the Beyond Yoga acquisition.
(4)For the three-month period ended August 28, 2022, impairment charges and early termination gains, net includes a $7.6 million gain on the early termination of store leases related to the Russia-Ukraine crisis. For the nine-month period ended August 28, 2022, impairment charges and early termination gains, net include $4.1 million of property, plant and equipment, $11.6 million of goodwill and $35.4 million of certain store right-of-use assets, net of a $7.6 million gain on the early termination of store leases related to the Russia-Ukraine crisis.
(5)For the three-month period ended August 28, 2022, the reduction in restructuring and restructuring related charges, severance and other, net mainly represents reductions in charges related to the Russia-Ukraine crisis previously estimated to be payable as of the second quarter of 2022. For the nine-month period ended August 28, 2022, restructuring and restructuring related charges, severance and other, net includes $5.6 million of net charges related to the Russia-Ukraine crisis. Other, net includes charges related to an international customs audit, transaction and deal related costs.
(6)Tax impact calculated using the annual effective tax rate, excluding discrete costs and benefits. Charges associated with the Russia-Ukraine crisis are non-deductible and therefore have not been tax effected. Refer to Note 12 in the company's Form 10-Q for the third quarter of fiscal 2022 for more information on the effective tax rate.

Net Debt and Leverage Ratio:

	August 28, 2022	November 28, 2021

	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Total debt, excluding finance leases	$971.8	$1,026.6

Non-GAAP measure:
Total debt, excluding finance leases	$971.8	$1,026.6
Cash and cash equivalents	(498.9)	(810.3)
Short-term investments in marketable securities	(100.5)	(91.5)
Net debt	$372.4	$124.8

	August 28, 2022	August 29, 2021

	(Dollars in millions)
	(Unaudited)
Total debt, excluding finance leases	$971.8	$1,250.8
Last Twelve Months Adjusted EBITDA(1)	$924.7	$764.6
Leverage ratio	1.1	1.6
_____________
(1)Last Twelve Months Adjusted EBITDA is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.

Adjusted Free Cash Flow:
Effective the second quarter of 2022, the definition of Adjusted free cash flow, a non-GAAP financial measure, was revised to include net cash flow from operating activities less purchases of property, plant and equipment. Previously, we defined Adjusted free cash flow as net cash flow from operating activities less purchases of property, plant and equipment, plus proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting, less repurchases of common stock, tax withholdings on equity award exercises, and cash dividends to stockholders. We believe this is a more representative measure of our free cash flow, assists in the comparability of results, and is consistent with how management reviews performance. The table below includes the recast of prior period results. Additionally, we will provide updated non-GAAP reconciliations under this revised definition in future reports for the relevant prior year periods.

	Three Months Ended		Nine Months Ended
	August 28, 2022	August 29, 2021	August 28, 2022	August 29, 2021

	(Dollars in millions)		(Dollars in millions)
	(Unaudited)		(Unaudited)
Most comparable GAAP measure:
Net cash provided by operating activities	$64.4	$250.9	$210.3	$498.9
Net cash used for investing activities	(91.9)	(57.3)	(227.1)	(127.7)
Net cash used for financing activities	(70.6)	(36.5)	(287.7)	(489.6)

Non-GAAP measure:
Net cash provided by operating activities	$64.4	$250.9	$210.3	$498.9
Purchases of property, plant and equipment	(76.3)	(40.9)	(196.8)	(108.4)
Adjusted free cash flow	$(11.9)	$210.0	$13.5	$390.5

Return on Invested Capital:
We define Return on invested capital ("ROIC") as the trailing four quarters of Adjusted net income before interest and after taxes divided by the average trailing five quarters of total invested capital. We define earnings before interest and after taxes as Adjusted net income plus interest expense and income tax expense less an income tax adjustment. We define total invested capital as total debt plus shareholders' equity less cash and short-term investments. We believe ROIC is useful to investors as it quantifies how efficiently we generated operating income relative to the capital we have invested in the business.
Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric Adjusted net income. Although ROIC is a standard financial metric, numerous methods exist for calculating a company's ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP.
The table below sets forth the calculation of ROIC for each of the periods presented.

	Trailing Four Quarters
	August 28, 2022	August 29, 2021

	(Dollars in millions)
Net income	$571.4	$457.3

Numerator
Adjusted net income(1)	$637.0	$512.5
Interest expense	27.8	87.3
Income tax expense	105.3	8.1
Adjusted net income before interest and taxes	770.1	607.9
Income tax adjustment(2)	(118.7)	(10.0)
Adjusted net income before interest and after taxes	$651.4	$597.9
_____________
(1)    Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted Net Income table for more information.
(2) Tax impact calculated using the trailing four quarters effective tax rate, excluding discrete costs and benefits.

	Average Trailing Five Quarters
	August 28, 2022	August 29, 2021

	(Dollars in millions)
Denominator
Total debt, including operating lease liabilities	$2,246.4	$2,664.9
Shareholders' equity	1,711.3	1,388.3
Cash and Short-term investments	(889.8)	(1,575.5)
Total invested Capital	$3,067.9	$2,477.7

Net income to Total invested capital	18.6%	18.5%
Return on Invested Capital	21.2%	24.1%

Constant-Currency:
We calculate constant-currency amounts by translating local currency amounts in the comparison period at actual foreign exchange rates for the current period.
The table below sets forth the calculation of net revenues for each of our operating segments on a constant-currency basis for the prior-year comparison periods applicable to the three-month and nine-month periods ended August 28, 2022:

	Three Months Ended			Nine Months Ended
	August 28, 2022	August 29, 2021	% Increase (Decrease)	August 28, 2022	August 29, 2021	% Increase (Decrease)

	(Dollars in millions)
	(Unaudited)
Total net revenues
As reported	$1,517.2	$1,497.6	1.3%	$4,579.9	$4,079.2	12.3%
Impact of foreign currency exchange rates	—	(76.1)	*	—	(161.7)	*
Constant-currency net revenues	$1,517.2	$1,421.5	6.7%	$4,579.9	$3,917.5	16.9%

Americas
As reported	$805.1	$782.3	2.9%	$2,347.0	$2,049.9	14.4%
Impact of foreign currency exchange rates	—	(4.2)	*	—	(7.3)	*
Constant-currency net revenues - Americas	$805.1	$778.1	3.4%	$2,347.0	$2,042.6	14.9%

Europe
As reported	$390.3	$479.1	(18.5)%	$1,226.8	$1,250.7	(1.9)%
Impact of foreign currency exchange rates	—	(50.4)	*	—	(114.4)	*
Constant-currency net revenues - Europe	$390.3	$428.7	(9.0)%	$1,226.8	$1,136.3	8.0%

Asia
As reported	$220.6	$162.2	36.0%	$700.9	$586.9	19.4%
Impact of foreign currency exchange rates	—	(17.6)	*	—	(31.8)	*
Constant-currency net revenues - Asia	$220.6	$144.6	52.5%	$700.9	$555.1	26.3%

Other Brands
As reported	$101.2	$74.0	36.8%	$305.2	$191.7	59.2%
Impact of foreign currency exchange rates	—	(3.9)	*	—	(8.2)	*
Constant-currency net revenues - Other Brands	$101.2	$70.1	44.3%	$305.2	$183.5	66.3%
___________
* Not meaningful

Constant-Currency Adjusted EBIT:

	Three Months Ended			Nine Months Ended
	August 28, 2022	August 29, 2021	% (Decrease)	August 28, 2022	August 29, 2021	% Increase (Decrease)

	(Dollars in millions)
	(Unaudited)
Adjusted EBIT(1)	$187.5	$221.8	(15.5)%	$570.7	$510.4	11.8%
Impact of foreign currency exchange rates	—	(17.8)	*	—	(35.8)	*
Constant-currency Adjusted EBIT	$187.5	$204.0	(8.1)%	$570.7	$474.6	20.2%
Constant-currency Adjusted EBIT margin(2)	12.4%	14.4%		12.5%	12.1%
_____________
(1)Adjusted EBIT is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.
(2)We define constant-currency Adjusted EBIT margin as constant-currency Adjusted EBIT as a percentage of constant-currency net revenues.
* Not meaningful

Constant-Currency Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended			Nine Months Ended
	August 28, 2022	August 29, 2021	% (Decrease)	August 28, 2022	August 29, 2021	% Increase

	(Dollars in millions, except per share amounts)
	(Unaudited)
Adjusted net income (1)	$161.4	$197.4	(18.2)%	$467.3	$431.2	8.4%
Impact of foreign currency exchange rates	—	(14.4)	*	—	(30.5)	*
Constant-currency Adjusted net income	$161.4	$183.0	(11.8)%	$467.3	$400.7	16.6%
Constant-currency Adjusted net income margin(2)	10.6%	12.9%		10.2%	10.2%

Adjusted diluted earnings per share	$0.40	$0.48	(16.7)%	$1.15	$1.05	9.5%
Impact of foreign currency exchange rates	—	(0.04)	*	—	(0.08)	*
Constant-currency Adjusted diluted earnings per share	$0.40	$0.44	(9.1)%	$1.15	$0.97	18.6%
_____________
(1)Adjusted net income is reconciled from net income which is the most comparable GAAP measure. Refer to Adjusted net income table for more information.
(2)We define constant-currency Adjusted net income margin as constant-currency Adjusted net income as a percentage of constant-currency net revenues.
* Not meaningful